Exhibit 10.13

SETTLEMENT AND LICENSING AGREEMENT

This is a Settlement and Licensing Agreement (“Agreement”) effective April 2, 2009 (the “Effective Date”) by and between:

DataSci, LLC ("DataSci"), a Maryland limited liability company with its principle place of business located at 18111 Prince Philip Drive, Olney, Maryland 20810; and

Omnicomm Systems, Inc. ("Licensee"), a Delaware corporation with its principle place of business located at 2101 W. Commercial Boulevard, Suite 4000, Ft. Lauderdale, Florida 33309.

WHEREAS DataSci is the owner of U.S. Patent No. 6,496,827 B2 entitled “Methods and Apparatus for the Centralized Collection and Validation of Geographically Distributed Clinical Study Data with Verification of Input Data to the Distributed System” (the “Patent-in-suit”);

WHEREAS on June 18, 2008, DataSci filed an Action in the United States District Court for the District of Maryland, captioned DATASCI, LLC v. COVANCE INC. and OMNICOMM SYSTEMS, INC., Civil Action No. 8:08-cv-1583, in which DataSci alleged infringement of the Patent-in-suit; and Licensee, on September 8, 2008, filed an Answer to the Complaint. Pursuant to Order of the Court, the claims and defenses involving DataSci and Licensee were subsequently severed from Civil Action No. 8:08-cv-1583 and assigned new Civil Action No. 8:09-cv-212;

WHEREAS DataSci is willing to forgo a greater amount of damages and royalties to settle this case before extensive discovery, motion practice, pretrial and trial activities occur and increase the cost of the litigation;

WHEREAS Licensee, without admitting the allegations asserted in the Action and wanting to avoid litigation costs desires to settle the Action at an early stage;

WHEREAS this Agreement gives Licensee a preferred settlement in view of its settlement of the Action at an early stage; and

WHEREAS DataSci and Licensee desire to settle all claims and judgments and to avoid any further controversy between them as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and undertakings of the parties, DataSci and Licensee agree as follows:

1.	DEFINITIONS

1.1

“Affiliate” shall mean an entity that is controlled by DataSci or Licensee, as applicable; provided further that “control(s)(led)” as used in this Section shall mean ownership by a third party, not including a venture capital fund or group of venture capital funds, of more than fifty percent (50%) of the equity capital of such entity.

1.2

“Bankruptcy Event” shall mean the party in question becomes insolvent, or voluntarily or involuntary proceedings by or against such party are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such party makes an assignment for the benefit of its creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter.

1.3	“Calendar Quarter” shall mean each three month period, or any portion thereof, ending on March 31, June 30, September 30 and December 31.

1.4

“Confidential Information” shall mean information and materials deemed confidential and/or proprietary by either party hereto including, without limitation, this Agreement and its terms and provision, as well as trade secrets, know-how, technical data and/or other information and materials pertaining to: (i) this Agreement and its terms and provisions; (ii) the Licensed Products; (iii) Licensee’s other products and services and business; and (iv) each party’s customers, potential customers, licensees, officers, employees, operating methods, sources of supply, potential sources of supply, distribution methods, sales, sales plans, sales methods, profits, markets, financing or plans for future development.

1.5

“Gross Revenues” shall mean all domestic and foreign revenues received by Licensee, before allowing for any deductions. Gross Revenues shall be deemed received upon the substantial completion of the sale of Licensed Products for which such revenues are due and owing. Gross revenues shall not include the monies received by Omnicomm for the sale of the Third party products listed in Schedule A that are used in connection with a clinical trial. Gross revenue shall include revenues from consulting or professional service engagements related to said third party products used in connection with a clinical trial.

1.6	“Licensed Patent” shall mean U.S. Patent No. 6,496,827 B2 including and any divisional, continuation, reissue or reexamination certificate of that patent and all foreign counterparts.

1.7

“Licensed Product(s)” shall mean all products and services of Licensee and of its subsidiaries in the field of electronic data capture, whether sold by licensee directly or through its affiliates, parents, subsidiaries, partners, vendors, agents and/or representatives. Licensee’s products include TrialMaster®, products and services or other products and services that perform the substantially equivalent function of TrialMaster®, and any other products and services that Licensee may develop in the future in the field of electronic data capture.

1.8	“Licensee” shall mean Omnicomm Systems, Inc., its and any entity in which Omnicomm Systems, Inc. owns or controls a majority interest.

1.9	“DataSci” shall mean DataSci, LLC, its future assigns, and any entity in which DataSci, LLC owns or controls a majority interest.

2.	MUTUAL RELEASE AND OBLIGATIONS

2.1

Upon full execution of this Agreement by the parties, and subject to the terms of this Agreement, DataSci for itself and for its shareholders, officers, directors, agents, representatives and all persons and entities claiming under or through it, releases Licensee, and its shareholders, employees, agents, officers, directors, successors, assignees, representatives, customers, suppliers, manufacturers, partners and distributors, from any and all claims of infringement of the Licensed Patent from the production, manufacture, use, sale, offer for sale of Licensed Products, and from all injuries and damages which may have resulted therefrom, whether now known, unforeseen, unanticipated or latent which DataSci ever had, now has, or hereafter can, shall, or may have, by reason of any act, omission or occurrence prior to the Effective Date with respect to the subject matter of the Action.

2.2

Upon full execution of this Agreement by the parties, and subject to the terms of this Agreement, Licensee, for itself and for its shareholders, officers, directors, agents, representatives and all persons and entities claiming under or through it, releases DataSci and its shareholders, employees, agents, officers, directors, representatives, customers, suppliers, manufacturers, partners and distributors from any and all claims and counterclaims of any kind and from all injuries and damages which may have resulted therefrom, whether now known, unforeseen, unanticipated or latent which Licensee ever had, now has, or hereafter can, shall, or may have, by reason of any act, omission, or occurrence prior to the Effective Date with respect to the subject matter of the Action.

2.3

The parties will direct their attorneys of record to execute and file the Stipulated Order of Dismissal attached hereto as Exhibit B with the Court within three (3) days after the full execution of this Agreement.

2.4	Upon executing this Agreement, the parties shall issue a mutually acceptable joint press release.

3.	LICENSEE’S OBLIGATIONS TO DATASCI

3.1	In settlement of the Action, Licensee hereby agrees, during the term of this Agreement, to:

(a)	accept the grant of Section 4.1 herein by DataSci as a licensee in which Licensee will use its best efforts to sell Licensed Products to its customers;

(b)

not contest the validity, enforceability and infringement of the Patent-in-suit and agrees that contesting the validity, enforceability or infringement of the Patent-in-suit is an immediate material breach of the agreement that can only be cured through a written waiver by DataSci;

(c)	not assist a third party in contesting the validity, enforceability or infringement of the Patent-in-suit; and

(d)

Licensee shall mark all Licensed Products in accordance with the applicable patent marking laws. Licensee will prominently display on any Licensed Product packaging (including software application start-up/opening screen), label, advertisement or promotional material, instruction material and/or product insert the statement(s) “Omnicomm Systems’ products and/or services are covered in whole or in part by U.S. Patent No. 6,496,827.”

4.	GRANT OF LICENSE

4.1

In settlement of the Action and beginning on the Effective Date, and subject to the terms and conditions of this Agreement, DataSci hereby grants to Licensee, and Licensee hereby accepts, a worldwide, non-exclusive, non-transferable right and license under the Licensed Patent to make, have made, use, offer to sell and sell Licensed Products.

4.2

Licensee shall have no right to grant sublicenses to any of the license rights granted by DataSci to Licensee hereunder. However, this prohibition shall in no way restrict Omnicomm’s right to grant sublicenses of TrialMaster on a technology Transfer and Technology Transition basis providing that such sublicense is granted on a fee for use basis and such gross revenues are recorded upon the books and records of Licensee.

4.3.1

The license set forth in this Agreement expressly excludes and confers no rights to Licensee under the Licensed Patent to make, use, sell, import, market, distribute, oversee the operation of, or service systems covered by a claim (if any) of the Licensed Patent to the extent such systems are used for creating and managing source documentation and conducting remote data validation in clinical trial studies using a tablet PC with stylus, touch screen device, digitizing tablet, digitizer pen, or similar mobile processing device (“Digitizing Device”), wherein the source documentation is electronic and is completed using a Digitizing Device.

4.4

Licensee acknowledges that nothing in this Agreement shall be construed to convey any title or ownership rights therein to Licensee. No license, release or other right, title or interest is granted by implication, estoppel or otherwise by DataSci to Licensee except for the licenses and rights expressly granted hereunder. DataSci reserves all rights not expressly granted to Licensee herein.

5.	ROYALTIES, LICENSE FEES, AND INSPECTIONS

5.1

In consideration of the rights and obligations set forth herein, Licensee shall pay a non-refundable license fee to DataSci that consists of issuance to DataSci of a warrant for 1,000,000 shares of Omnicomm Systems [OCMC] stock on the Effective Date, such shares to be valued at $.01 per share and restricted from exercising or otherwise trading for a period of twenty-four (24) months after the Effective Date unless otherwise agreed by the parties in writing. Upon the expiration date of the warrant, at DataSci’s sole discretion, DataSci shall exercise its option under the warrant or Licensee shall pay DataSci $300,000. This license fee constitutes payment for past use. Licensee shall also pay royalties for sales of Licensed Products for the period of January 1 – December 31, 2008 upon execution of this Agreement. For sales of Licensed Products from January 1, 2008 until the expiration of the Patent-in-suit, Licensee shall pay to DataSci a royalty of two percent (2%) of Licensee’s annual Gross Revenues or, alternatively, the annual minimum royalty payment(s) set forth below, whichever is greater, during any calendar year (“Royalties”):

2008 - $125,392; 2009 - $130,000; 2010 - $200,000; 2011 - $300,000; and 2012 - Until expiration of the Patent-in-Suit - $450,000 per year.

5.2

Licensee shall pay DataSci all Royalties which have accrued in any Calendar Quarter within fifteen (30) days after the end of such Calendar Quarter. To the extent that royalty payments for any calendar year are not equal to or greater than the annual minimum royalty payments provided for in Section 5.1, Licensee shall pay the remaining balance with the December 31 Calendar Quarter payment. All Royalty payments shall be made in United States Dollars, in immediately available funds, via wire transfer as follows:

Wire instructions for payments: Bank Name: City/State: Account No.: ABA No.: Account Name: Datasci, LLC

5.3	Royalty Reports, Records and Inspections:

(a)

A written report to DataSci shall accompany each Royalty payment setting forth in reasonable detail, for the applicable Calendar Quarter, the total cross revenues and applicable Royalties that are to be paid to DataSci hereunder and Licensee’s calculation thereof.

(b)	Licensee shall keep accurate records and books of account in sufficient detail to enable Royalties payable hereunder to be determined.

(c)	Upon twenty (20) days’ prior written notice to Licensee and during normal business hours, but not more frequently than annually, an independent auditor paid for and selected by DataSci may inspect such books and records of Licensee for the two-year period immediately preceding the date of inspection to verify the correctness of the reports given to DataSci under Section 5.3. If a discrepancy of greater than 2% is found in such books and records, the right of inspection shall extend to books and records for periods prior to such two-year period. Licensee shall pay any deficiency, plus interest thereon from the date each payment was due, calculated at the prime rate of Citibank, N.A. or other comparable commercial bank if Citibank, N.A. is no longer in existence, within thirty (15) days of the date of any notice of such discrepancy. If the deficiency is greater than five percent (5%), the reasonable costs of the audit shall be paid by Licensee. All information learned by DataSci in the course of any examination of Licensee’s books and records hereunder, except when it is necessary for DataSci to reveal such information in order to enforce its rights under this Agreement in court, or similar dispute resolution or enforcement proceeding or action, shall be treated as Confidential Information in accordance with Section 8.

(d)	Following written notice to Licensee identifying the good faith basis on which DataSci believes an inspection of technology is necessary, and at a mutually agreed place and time, no more than once annually for any given product, system or service, counsel for DataSci, or a representative of DataSci approved in advance by Licensee (such approval shall not be unreasonably withheld), shall have the right to inspect or review technical information regarding products made, used, sold, offered for sale, and/or imported by Licensee to determine if such products should be covered by this Agreement and/or whether such products should be included in the calculation of Gross Revenues as defined in Section 1.5. Confidential technical information concerning the inspected Licensee product, system or service by DataSci, except when it is necessary for DataSci to reveal such information in order to enforce its rights under this Agreement in court, or similar dispute resolution or enforcement proceeding or action, shall be treated as Confidential Information in accordance with Section 8.

5.4

In addition to all amounts payable to DataSci as specified herein, Licensee shall pay sums equal to all taxes (including without limitation, sales, services, use, privilege, ad valorem or excise taxes) which are levied or imposed by reason of the transactions contemplated by this Agreement, but excluding any taxes based on DataSci’s income or revenues. Licensee shall not deduct from the payments to DataSci hereunder any amounts paid or payable to third parties for customs, duties or taxes, however designated, including withholding taxes.

5.5.1

In the event that Licensee fails to pay any amount due and owing hereunder within the time period allotted for payment of such amount, Datasci shall provide written notice of such failure to Licensee, Licensee shall then have a period of thirty (30) days after such written notice to cure its non-payment. If, after the thirty (30) day period, the failure to pay is not cured, Licensee shall pay DataSci interest on the overdue amount at a rate per annum equal to the prime rate of Citibank, N.A. or other comparable commercial bank if Citibank, N.A. is no longer in existence, on the due date. Any such interest shall accrue from the day immediately following the thirty-day period described above.

5.6

Licensee shall be relieved of paying royalties under Section 5 hereof only upon a determination in a final, order of a court or other judicial, quasi-judicial or administrative body of competent jurisdiction that all claims of the Licensed Patent are invalid or unenforceable, but only insofar as all potential appeals challenging such final order are either exhausted or waived by Datasci. Licensee agrees that, so long as this Agreement is in full force and effect and DataSci has not instituted an action claiming that Licensee is in breach of this Agreement, it may not suspend, deposit in escrow, or otherwise withhold any royalty payments that accrue during proceedings in which the validity or enforceability of the Licensed Patent is challenged. The parties further agree that, should any or all claims of the Licensed Patent ultimately be declared invalid or the Licensed Patent be declared unenforceable, DataSci shall not be required to return, refund or cancel any royalties already paid.

5.7

In the event that Licensee breaches Section 3.1(b) and/or (c) by challenging the validity, enforceability, or Licensee’s infringement of the Patent in suit or assists a third party in the challenge of the validity, enforceability or a third party’s infringement of the Patent, in addition to any other remedies Licensor may otherwise have, Licensee agrees that the applicable royalty rate and annual minimum royalty payment set forth in Section 5.1 will double for the remainder of the patent term and Licensee will pay any attorneys fees and costs of DataSci accrued in DataSci’s defense of the Licensee or third party challenge.

6.	REPRESENTATIONS AND WARRANTIES

6.1	DataSci represents and warrants to Licensee as follows:

(a)

DataSci has the full and unencumbered right, power and authority to enter into this Agreement, to grant the license rights granted by DataSci to Licensee hereunder, and otherwise to carry out its obligations thereunder.

(b)	DataSci has not received any written notice or claim, and is not otherwise aware that the Licensed Products infringe or misappropriate the proprietary rights of any third party.

(c)	There is no action or proceeding pending or, in so far as DataSci knows, threatened against DataSci before any court, administrative agency or other tribunal which impacts DataSci’s right, power and authority to enter into this Agreement, to grant the license rights granted by DataSci to Licensee hereunder, or to otherwise carry out its obligations hereunder.

6.2	Licensee represents and warrants to DataSci as follows:

(a)	Licensee has the full and unencumbered right, power and authority to enter into this Agreement and otherwise to carry out its obligations thereunder.

(b)

There is no action or proceeding pending or, in so far as Licensee knows, threatened against Licensee before any court, administrative agency or other tribunal which could impact upon Licensee’s right, power and authority to enter into this Agreement or to otherwise carry out its obligations hereunder.

(c)	Licensee shall not bind or purport to bind DataSci to any affirmation, representation or warranty with respect to the Patent-in-suit or the Licensed Products to any third party.

(d)

Datasci is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act, or is otherwise experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable it to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement. Datasci understands that its acquisition of the warrants and upon exercise, the shares of common stock issuable upon exercise of the warrants, is a speculative investment, and Datasci is able to bear the risk of such investment. Datasci has been afforded the opportunity to ask questions of, and receive answers from, the officers and/or directors of the Licensee acting on its behalf and to obtain any additional information, to the extent that Licensee possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished; and Datasci has received satisfactory answers to all such questions and request for information to the extent deemed appropriate in order to evaluate the merits and risks of an investment in the warrants of the Licensee. Datasci understands that the warrants, and the shares of common stock issuable upon exercise of the warrants, have not been registered under the Securities Act, and may not be sold, assigned, pledged, transferred, or otherwise disposed of unless the warrants, or shares of the common stock issuable upon exercise of the warrants, respectively, are registered under the Securities Act or an exemption from registration is available. Datasci represents and warrants that it is acquiring the warrants and upon exercise, if ever, the shares of common stock issuable upon exercise of the warrants, for its own account, for investment, and not with a view to the sale or distribution except in compliance with the Securities Act. The certificate representing the warrants and shares of common stock issuable upon exercise of the warrants will have the following or substantially similar legend thereon:

“The securities represented by this certificate have not been registered under the Securities Acto of 1933, as amended (the “Securities Act”) or any state securities laws. The securities have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Securities Act unless, in the opinion of counsel satisfactory to Omnicomm Systems, Inc., registration is not required under the Securities Act or any applicable state securities laws.”

In addition, the warrant certificate shall have the following or substantially similar Legend thereon:

“The securities represented by this warrant certificate are subject to the terms and conditions of a Settlement and Licensing Agreement which restricts the transfer of the warrants for a period of twenty-four (24) months.”

(e)	Licensee represents that it is not currently engaged in or considering any active negotiations in connection with its acquisition by or merger with a third-party.

6.3

EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, THE LICENSED PATENT IS LICENSED TO LICENSEE “AS IS.” NEITHER DATASCI NOR LICENSEE MAKES ANY OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN FACT OR IN LAW, CONCERNING THE LICENSED PATENT OR ANY OTHER MATTER COVERED BY THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES ARISING BY STATUTE OR OTHERWISE AT LAW OR FROM A COURSE OF DEALING, USAGE OR TRADE.

6.4

EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER SECTION 7, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HERETO FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS AND LOST SAVINGS) SUFFERED OR INCURRED BY SUCH OTHER PARTY IN CONNECTION WITH THE LICENSED PATENT, THE LICENSED PRODUCTS, OR ANY OTHER MATTER COVERED BY THIS AGREEMENT, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.5

The parties hereto acknowledge and agree that the foregoing disclaimers and limitations of liability represent bargained for allocations of risk, and that the economics, terms and conditions of this Agreement reflect such allocations.

7.	INDEMNIFICATION AND INSURANCE

7.1

Licensee shall indemnify, hold harmless and defend DataSci, it officers, shareholders, directors, employees, representatives and agents, against any and all claims, suits, losses, damage, costs, fees and expenses (including reasonable attorneys' fees) resulting from or arising out of any act or omission by Licensee in its exercise of this license unless Licensee becomes subject to a Bankruptcy Event This indemnification shall include, but not be limited to, any product liability for the Licensed Products.

7.2

DataSci shall notify Licensee in writing of any claim or suit brought against DataSci in which DataSci intends to invoke the provisions of this Section 7. Licensee shall keep DataSci informed on a current basis of its defense of any claims under this Section 7.

7.3

From and after the time when Licensee commences selling or furnishing any Licensed Product, Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain comprehensive or commercial general liability insurance (contractual liability included) with reasonable limits.

7.4

Licensee shall furnish to DataSci, upon request, certificates of insurance showing compliance with this Section 7. Such certificates shall: (i) provide for thirty (30) day advance written notice to DataSci of any modification; (ii) indicate that DataSci has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self insurance carried or maintained by DataSci.

8.	CONFIDENTIALITY

8.1

In connection with this Agreement, the parties acknowledge that each of DataSci and Licensee (in such capacity, the “Recipient”) may be given access to Confidential Information belonging to the other party (in such capacity, the “Disclosing Party”).

8.2

The Recipient shall take reasonable steps to prevent the Disclosing Party’s Confidential Information from being disclosed to any other party. As used herein, “reasonable steps” shall mean the steps that the Recipient takes to protect its own, similarly confidential and/or proprietary information, which steps shall not be less than a reasonable standard of care.

8.3

The Recipient shall use the Disclosing Party’s Confidential Information solely in connection with performance under this Agreement, and for no other purpose. The Recipient may disclose such Confidential Information to those directors, officers, employees, agents of the Recipient and who have a need to know such information in connection with performance under this Agreement; provided that prior to such disclosure, they are informed by the Recipient of the confidential nature of such information.

8.4

Upon the termination of this Agreement and at the Disclosing Party’s option, all tangible Confidential Information of the Disclosing Party (including, without limitation, all copies, synopses and summaries thereof, regardless of the form in which such information is stored), shall be promptly returned to the Disclosing Party or destroyed. The Recipient shall certify in writing to the Disclosing Party, within thirty (30) days following the termination of this Agreement, that all such Confidential Information has been returned to the Disclosing Party or destroyed.

8.5	Upon learning of any unauthorized disclosure or use of the other party’s Confidential Information, the party learning of such disclosure promptly shall provide the other party with notice thereof.

8.6	The parties agree that any violation by a party of any provision of this Section 8 of this Agreement will result in damage to the other party.

8.7

Notwithstanding the foregoing, the parties agree that it shall not be a breach of this Agreement for any party to: (a) disclose this Agreement to its outside counsel, or the financial effect hereof to its own accountants, auditors, creditors, investors, financial institutions, potential investors, merger partners or potential merger partners (collectively, “Representatives”), provided that such Representatives are directed to keep the terms confidential; or (b) make any disclosure necessary to comply with the financial, public disclosure or other reporting requirements under any applicable laws. The Recipient shall be responsible for any and all breaches of the provisions of this Section 8 by its Representatives.

8.8	Notwithstanding the foregoing and Section 1.4, “Confidential Information” shall not include any information or materials which:

(a)	prior to disclosure, are or were known or generally available to the public;

(b)	after disclosure, become known to the public through no act or omission of the Recipient or any other party with an obligation of confidentiality to the Disclosing Party;

(c)	are independently developed by or for the Recipient, as evidenced by written records of the Recipient;

(d)

are required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Recipient shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Recipient in crafting such disclosure); or

(e)	as agreed to in writing by the parties hereto.

9.	TERM AND TERMINATION

9.1	The term of this Agreement shall be from the Effective Date and shall continue thereafter; provided, however, that:

(a)     This Agreement shall automatically terminate upon the expiration of the Patent-in-suit.

(b)     DataSci may terminate this Agreement by delivering written notice thereof to Licensee, which notice may be sent within twenty (20) days of learning of Licensee becoming subject to a Bankruptcy Event or ceasing to operate as a going concern.

9.2

If either party materially defaults in the performance of any material agreement, condition or covenant of this Agreement and such default or non-compliance shall not have been remedied, or steps initiated to remedy the same to the other party's reasonable satisfaction, within thirty (30) days after receipt by the defaulting party of a notice thereof from the other party, the party not in default may terminate this Agreement and pursue all available remedies in law and equity, including, but not limited to, termination of this agreement and all direct and indirect damages;

9.3

Upon the termination of this Agreement following a Breach of the Agreement by Licensee as described in paragraph 9.2 above, all rights granted herein by DataSci to Licensee shall terminate, any amounts due and owing to DataSci shall immediately become due and payable, and payments made by Licensee to DataSci prior to such termination shall not be refundable to Licensee.

9.4	The obligations of Sections 7-12 shall survive the termination of this Agreement following a Breach of the Agreement as described in paragraph 9.2 above.

10.	NOTICES

10.1

Under this Agreement, all required notices or communications shall be in writing and deemed effective upon receipt if sent by first class mail (postage prepaid), courier, or facsimile, and addressed as follows:

For DataSci:	Kevin M. Bell Patton Boggs LLP 8484 Westpark Drive McLean, VA 22102 Telephone: (703) 744-8000 Facsimile: (703) 744-8001

For Licensee:	Cees Wit Chief Executive Officer Omnicomm Systems, Inc. 2101 W. Commercial Boulevard Suite 4000 Ft. Lauderdale, Florida 33309

Telephone: (954) 377-1698 Facsimile: (954) 484-3210

10.2	The address of either party may be changed by providing written notice to the other party.

11.	DISPUTE RESOLUTION

11.1

With respect to any dispute arising from this Agreement, the parties agree to schedule a meeting at a mutually agreeable location within ten (10) business days of notice being given of the dispute, which meeting will be attended by a senior official of both parties. At that meeting, each side will present its dispute and the parties agree to enter into good faith negotiations in an attempt to resolve the dispute. In the event the matter is not resolved within forty-five (45) days of the initiation of such procedure, the parties may elect to arbitrate, mediate or litigate the dispute.

11.2

Notwithstanding the provisions of this Section 11, any party may apply to a court of competent jurisdiction for an order in the nature of a temporary restraining order or preliminary injunction for purposes of maintaining the status quo pending the final resolution of any dispute pursuant to the dispute resolution procedures provided herein.

12.	GENERAL PROVISIONS

12.1

This Agreement is executed voluntarily and without any duress or undue influence on the parties or their officers, employees, agents, or attorneys. Neither party is relying on any inducements, promises, or representations not contained herein made by the other party or any of its officers, shareholders, employees, agents, or attorneys.

12.2

Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality, or unenforceability, and shall not in any manner affect the remaining provisions hereof in such jurisdiction or render any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

12.3

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maryland, United States of America, without regard to the conflict of laws principles thereof. Any legal action or proceeding arising out of or in connection with this Agreement shall be brought in the United States District Court for the District of Maryland, and each of DataSci and Licensee hereby accepts the Court’s exclusive jurisdiction and consents to that Court’s exercise of personal jurisdiction.

12.4

The headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement. This Agreement and the Exhibits attached hereto, constitute the entire understanding among the parties hereto as to the subject matter hereof and supersedes all prior discussions between them relating thereto. This Agreement may not be modified or amended except by a written amendment signed by an officer of each party.

12.5

It shall not be a breach of this Agreement for either party to fail to perform its obligations under this Agreement on account of any act of God or other cause beyond the control of the affected party, subject to such party performing such obligation as soon as possible thereafter.

12.6

A breach of any provision of this Agreement may only be waived in writing. Failure or delay of any party to enforce at any time any provision of this Agreement shall not constitute a waiver of such party's right thereafter to enforce each and every provision of this Agreement.

12.7

In making and performing this Agreement, the parties hereto are acting and shall act as independent contractors. Neither party is, nor shall be deemed to be, an agent, legal representative, joint venturer or partner of the other party for any purpose. Neither party shall be entitled to bind the other party without prior written approval, and each party shall bear its own expenses and costs in connection with performing its obligations under this Agreement.

12.8

This Agreement may be executed originally or by facsimile signature in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument, provided however, that this Agreement shall not be binding upon either of the parties until such time it is actually executed by duly authorized officers of both parties.

13.	ASSIGNMENT

13.1

DataSci may assign or transfer the Licensed Patent to any party who expressly agrees in writing to be fully bound by all of the terms of this Agreement. DataSci may not assign or transfer its rights and obligations under this Agreement except to an assignee of the Patent-in-suit.

13.2

Except as expressly allowed in this Section 13.2, Licensee may not assign or transfer its rights and obligations under this Agreement to any entity for any purpose without DataSci’s express written consent, including, but not limited to, any merger and/or acquisition. The rights and obligations of a party under this Agreement shall inure to the benefit of and be binding upon any permitted assignee of the Licensee but will not operate to relieve any such assignee of the liability for its past infringement.

To the extent Licensee desires to assign the rights and obligations under this Agreement to a third-party in connection with any form of a sale or merger or other similar transaction involving all or substantially all of the Licensee’s assets, without the express written consent of DataSci, Licensee and any third-party assignee agree to the following additional provisions beyond the rights and obligations set forth in this Agreement:

(a)	DataSci shall be provided no less than thirty (30) days prior notice of any assignment not requiring its express consent;
(b)	DataSci shall be entitled, at its option, to perform any audits pursuant to Section 5.3 within sixty (60) days after the date of assignment;
(c)

Upon the date of assignment of this Agreement from Licensee to the third-party assignee, all pending and future annual minimum payments as set forth in Section 5.1 will automatically increase to one and one-half (1.5) times the amounts set forth therein and become irrevocable payments not subject to any provisions, such as those set forth in Section 5.6, relieving Licensee or third-party assignee of these payments. Payment of all such irrevocable pending and future annual minimums and other monies required under Section 5.1 shall continue to be paid to DataSci in accordance with the provisions of Section 5.2.

(d)	No payments made to DataSci pursuant to Section 13.2 shall be act as or be treated as a prepayment of, or credit towards the amounts due under this Section 13.2.

13.3

Any third-party assignee to this Agreement, at its option, may purchase a fully paid-up, non-exclusive license under the Licensed Patent to make, use, sell, import, market, distribute, oversee the operation and training of, products that may be covered by one or more claims of the Licensed Patent, upon payment of eight million five hundred thousand dollars ($8,500,000), provided that the third-party assignee exercises this option and makes such payment within twenty-four (24) months of the date of assignment from Licensee. No payments made to DataSci pursuant to any other Section in this Agreement shall be act as or be treated as a prepayment of, or credit towards the amounts due under this Section 13.3.

IN WITNESS WHEREOF, the parties hereto have caused duplicate originals of this Settlement and Licensing Agreement to be executed by their duly authorized officers on the date(s) set forth below:

DataSci, LLC	Omnicomm Systems, Inc.
A Maryland Corporation:	a Delaware Corporation:

/s/ Marc L. Kozam	/s/ Cornelis Wit

Printed Name: Marc L. Kozam	Printed Name: Cornelis Wit

Title:	Title: CEO + President

Date: April 3, 2009	Date: April 9, 2009

EXHIBIT A

EXHIBIT B

UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF MARYLAND

)
DATASCI, LLC,	)
)
Plaintiff,	)
)
v.	) Civil Action No. 8:09-cv-212
)
Omnicomm Systems, Inc.,	)
)
Defendant.	)

)

STIPULATED ORDER OF DISMISSAL

Pursuant to Fed. R. Civ. P. 41, it is hereby stipulated by the parties, subject to the approval of the Court, that this action, is dismissed with prejudice subject to the terms of the Settlement and License Agreement executed on _________________, 2009.

______________________________

Gerard P. Martin (Bar No. 00691)

ROSENBERG MARTIN GREENBERG, LLP

25 South Charles Street, Suite 2115

Baltimore, MD 21201

(410) 727-6600

(410) 727-1115 (fax)

Richard J. Oparil (Bar No. 13063)

PATTON BOGGS LLP

2550 M Street, NW

Washington, DC 20037

(202) 457-6000

(202) 457-6315 (fax)

____________________________

Shari L. Klevens, Esq.

Tami Lyn Azorsky, Esq.

Christina Carroll, Esq.

Johanna Gnall, Esq.

McKENNA LONG & ALDRIDGE LLP

1900 K Street, N.W.

Washington, D.C. 20006

Attorneys for Defendant Omnicomm Systems, Inc.

Kevin M. Bell (Bar No. 14382)

PATTON BOGGS LLP

8484 Westpark Drive

McLean, VA 22102

(703) 744-8000

(703) 744-8001 (fax)

Attorneys for Plaintiff DataSci, LLC

Of Counsel:

Scott A.M. Chambers, Ph.D.

PATTON BOGGS LLP

8484 Westpark Drive

McLean, VA 22102

(703) 744-8000

(703) 744-8001 (fax)

Of Counsel: Tami Lyn Azorsky, Esq. McKENNA LONG & ALDRIDGE LLP 1900 K Street, N.W. Washington, D.C. 20006 (202) 496-7500 (202) 496-7756 (fax)